Exhibit 10.4

CHANGE IN CONTROL AGREEMENT

This Agreement (“Agreement”) is made and entered into as of the 16th the day of January, 2008 between United Security Bancshares (“Bancshares”), and Kenneth L. Donahue, an individual residing in the state of California (hereinafter referred to as “Executive”).

WITNESSETH:

WHEREAS, it is in the best interests of Bancshares and the Executive for Bancshares to provide Executive with severance compensation in the event there is a change in control of Bancshares or its wholly-owned subsidiary United Security Bank (“Bank”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. SEVERANCE PAYMENT

In the event of a Change of Control as defined herein, Executive shall be paid a severance amount (“Severance Payment”) equal to the sum of (i) twelve months of Executive’s base salary that is in effect at the time immediately preceding the Change in Control and (ii) the amount of the bonus paid to Executive by Bancshares for the preceding calendar year. Such lump sum payment shall be paid to Executive within 10 days of the time of the consummation of the Change in Control.

Bancshares and the Executive acknowledge that there may limitations on the deductibility by Bancshares for the Severance Payment made to Executive for federal income tax purposes under section 280G of the Internal Revenue Code of 1986, as amended (“Code”), and regulations promulgated thereunder. Notwithstanding anything to the contrary, the Severance Payment set forth in the prior paragraph of this Section 1 shall be limited to such amount that results in the greatest amount of the Severance Payment that is deductible by Bancshares for federal income tax purposes after taking into account all other compensation payments to or for the benefit of the Executive that are included in determining the deductibility of such payments under Section 280G of the Code and regulations promulgated thereunder. In the event that prior to the application of the first paragraph of this Section 1, all other compensation payments to or for the benefit of Employee results in the limitation of the deductibility of such payments under Section 280G or any successor to Section 280G of the Code, then no payment shall be made pursuant this Agreement.

This Agreement shall not be terminated by the voluntary or involuntary dissolution of Bancshares or the Bank, however in the event proceedings for liquidation of Bank are commenced by regulatory authorities, this Agreement and all rights and benefits hereunder shall terminate.

For purposes of this Agreement, a change in control (“Change in Control”) shall mean the earliest occurrence of one of the following events:

A.	A Change In Ownership of Bancshares or the Bank.

A change in ownership of Bancshares or the Bank occurs on the date that any person (or group of persons) acquires ownership of stock of Bancshares or the Bank that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of Bancshares or the Bank, respectively.

B.	A Change in Effective Control of Bancshares or the Bank.

A change in effective control of Bancshares or the Bank occurs on the date that:

1. Any person (or group of persons) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Bancshares or the Bank possessing thirty-five percent (35%) or more of the total voting power of the stock of Bancshares or the Bank, respectively; or

2. A majority of members of Bancshares’ or Bank’s Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of Bancshares’ or the Bank’s Board, respectively prior to the date of the appointment or election.

C.	A Change in Ownership of a Substantial Portion of Bancshares’ or the Bank’s Assets.

A change in the ownership of a substantial portion of Bancshares' or the Bank’s assets occurs on the date that any person (or group of persons) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from Bancshares or the Bank, respectively that have a total gross fair market value equal to, or more than, forty percent (40%) of the total gross fair market value of all of the assets of Bancshares or the Bank, respectively immediately prior to such acquisition or acquisitions.

For the purpose of this Agreement, transfers of the outstanding voting securities of Bancshares or the Bank made on account of deaths or gifts, transfers between family members, former spouses or transfers to a qualified retirement plan maintained by the Bancshares or the Bank shall not be considered in determining whether there has been a Change in Control.

2. TERM OF AGREEMENT

This Agreement shall be for a term of five (5) years from the date first above stated ("Termination Date"). Such Termination Date may be amended or extended by written agreement of the parties. This Agreement shall apply to any Change in Control that is (i) consummated prior to the Termination Date provided that Executive is employed by Bank at the date of public announcement of the Change of Control or (ii) consummated at any time within one (1) year after the Termination Date, in the event Executive's employment is terminated without cause by Bancshares or the Bank prior to the Termination Date and such termination is within twelve (12) months prior to the date of consummation of a Change in Control that was announced within six (6) months before or after the date of Executive's termination of employment with Bancshares or the Bank.

3. APPLICABLE LAW

This Agreement is made and entered into in the State of California and the laws of the State of California shall govern the validity and interpretation hereof, and the performance of the parties hereto and their respective duties and obligations hereunder, except to the extent that the provisions of federal law supersede California law.

4. ENTIRE AGREEMENT

This Agreement contains the entire agreement of the parties and it supersedes any and all other agreements, either oral or in writing, between Executive and Bancshares or the Bank. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by Bancshares and Executive.

5. SECTION 409A OF THE CODE

This Agreement shall at all times be administered in compliance with the requirements of §409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the effective date of this Agreement.

6. UNFUNDED AGREEMENT FOR ERISA PURPOSES.

This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

UNITED SECURITY BANCSHARES

By:	/s/ Dennis R. Woods
Dennis R. Woods, Chairman

EXECUTIVE

/s/ Kenneth L. Donahue
Kenneth L. Donahue